Dror Ortho-Design, Inc. S-1

Exhibit 5.1

February 9, 2024

Dror Ortho-Design, Inc.
Shatner Street 3
Jerusalem, Israel

Ladies and Gentlemen:

We have acted as counsel to Dror Ortho-Design, Inc. (formerly known as Novint Technologies, Inc.), a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof with respect to a total of 2,304,316,461 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The Registration Statement (as defined below) relates to:

a.	293,145,818 shares of Common Stock, including shares of Common Stock issued in a private placement (the “Private Placement”) pursuant to that certain Securities Purchase Agreement, dated August 14, 2023, between the Company and each of the purchasers thereto (the “Securities Purchase Agreement,” with the shares issued thereunder being the “Private Placement Shares”) and in connection with a share exchange (the “Share Exchange”) pursuant to that certain Share Exchange Agreement, dated July 5, 2023, by and among the Company, Dror Ortho-Design Ltd., a company incorporated under the laws of the State of Israel (“Private Dror”), and the shareholders of Private Dror, as amended on August 14, 2023 (the “Share Exchange Agreement,” with the shares issued thereunder being the “Share Exchange Shares”);

b.	1,046,336,224 shares of Common Stock (the “Conversion Shares”) issuable upon the conversion of shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) issued to purchasers in the Private Placement and to former shareholders of Private Dror in connection with the Share Exchange;

c.	474,999,993 shares of Common Stock (the “Private Placement Warrant Shares”) issuable upon exercise of warrants issued to purchasers in the Private Placement (the “Private Placement Warrants”); and

d.	489,834,426 shares of Common Stock (the “Share Exchange Warrant Shares”) issuable upon exercise of certain warrants issued to former warrant holders of Private Dror in connection with the Share Exchange (the “Share Exchange Warrants”).

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Dror Ortho-Design, Inc.
February 9, 2024

In connection with this opinion, we have examined and relied upon the accuracy of original, certified copies or photocopies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinion set out below, including (i) the Registration Statement; (ii) the prospectus included in the Registration Statement; (iii) the Securities Purchase Agreement and all agreements contemplated therein; (iv) the Share Exchange Agreement and all agreements contemplated therein; (v) the Amended and Restated Certificate of Incorporation of the Company and the Second Amended and Restated Bylaws of the Company, each as amended to date; (vi) that certain Unanimous Written Consent of the Board of Directors of the Company, dated August 11, 2023, related to approval of the Securities Purchase Agreement, all agreements contemplated therein, and related matters, and the Share Exchange Agreement, all agreements contemplated therein, and related matters; and (vii) the Company’s records and documents, certificates of representatives of the Company and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Private Placement Shares and the Share Exchange Shares have been duly authorized for issuance by the Board of Directors of the Company and are validly issued, fully paid and non-assessable.

2.	The Conversion Shares have been duly authorized for issuance by the Board of Directors of the Company and, upon issuance thereof in accordance with the terms of the Certificate of Designations of the Series A Preferred Stock, will be validly issued, fully paid and non-assessable.

Dror Ortho-Design, Inc.
February 9, 2024

3.	The Private Placement Warrant Shares have been duly authorized for issuance by the Board of Directors of the Company and, upon issuance thereof in accordance with the terms of the Private Placement Warrants, will be validly issued, fully paid and non-assessable.

4.	The Share Exchange Warrant Shares have been duly authorized for issuance by the Board of Directors of the Company and, upon issuance thereof in accordance with the terms of the Share Exchange Warrants, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof (all of the foregoing being referred to as the “Opined-on Law”).

We do not express any opinion with respect to any other laws, or the laws of any other jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Opined-on Law), other than the Opined-on Law or as to the effect of any such other laws on the opinion herein stated.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.

In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP